CFO Commentary on First Quarter Fiscal Year 2016 Results

Q1 FY 2016 Summary

GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q1 FY16	Q4 FY15	Q1 FY15	Q/Q	Y/Y
Revenue	$1,151	$1,251	$1,103	down 8%	up 4%
Gross margin	56.7%	55.9%	54.8%	up 80 bps	up 190 bps
Operating expenses	$477	$468	$453	up 2%	up 5%
Net income	$134	$193	$137	down 31%	down 2%
Diluted earnings per share	$0.24	$0.35	$0.24	down 31%	--

Non-GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q1 FY16	Q4 FY15	Q1 FY15	Q/Q	Y/Y
Revenue	$1,151	$1,251	$1,103	down 8%	up 4%
Gross margin	56.9%	56.2%	55.1%	up 70 bps	up 180 bps
Operating expenses	$425	$420	$411	up 1%	up 3%
Net income	$187	$241	$166	down 22%	up 13%
Diluted earnings per share	$0.33	$0.43	$0.29	down 23%	up 14%

Revenue

GAAP Quarterly Revenue Comparison
($ in millions)	Q1 FY16	Q4 FY15	Q1 FY15	Q/Q	Y/Y
GPU	$940	$1,073	$898	down 12%	up 5%
Tegra Processor	145	112	139	up 29%	up 4%
Other	66	66	66	--	--
Total	$1,151	$1,251	$1,103	down 8%	up 4%

First quarter revenue increased 4 percent year over year to $1.15 billion. Growth was driven by GeForce® GPUs for gaming, Tesla® GPUs for accelerated computing, and automotive infotainment systems.

Revenue in the GPU business grew 5 percent from the first quarter of the prior year. Revenue from GeForce GPUs for gaming desktops and notebooks grew 14 percent, fueled by continued strength in PC gaming, including high-end Maxwell-based GTX™ GPUs. Within this gaming segment, notebooks continued to perform well above year-ago levels. Tesla GPUs for accelerated computing increased strongly, driven by large project wins with cloud service providers. Revenue from Quadro® GPU products, which continue to deliver industry leading graphics and rendering performance, declined from the prior year.

Tegra® Processor revenue increased 4 percent from a year ago, driven by automotive infotainment systems, development services, and SHIELD™ devices.

Total revenue decreased 8 percent sequentially. The GPU business declined 12 percent due to the seasonal decrease in consumer PCs. Tegra Processor sales increased 29 percent due to automotive infotainment systems and development services.

License revenue from our patent license agreement with Intel remained flat at $66 million.

Gross Margin

GAAP gross margin for the first quarter was a record 56.7 percent and non-GAAP gross margin was a record 56.9 percent. Both were above our outlook and up from the previous quarter, reflecting a richer product mix in PC gaming and accelerated computing.

Expenses and Other

GAAP operating expenses for the first quarter were $477 million, in line with our outlook and up 2 percent from the prior quarter’s $468 million. Non-GAAP operating expenses were $425 million, in line with our outlook. Operating expenses are inclusive of legal fees associated with our litigation against Samsung and Qualcomm.

Icera Modem Operations

We announced the wind-down of Icera modem operations in the second quarter of fiscal 2016. We are open to a sale of the technology or operations.

We estimate restructuring charges to our GAAP results in the range of $100 million to $125 million, primarily during fiscal 2016. These charges will consist of severance and other employee termination benefits, tax expense items, and other costs associated with the wind-down, if we are unable to sell the modem operations.

The Icera wind-down or sale is expected to benefit non-GAAP operating expenses in the second half of the year and we will carefully invest in our growth initiatives of deep learning, self-driving cars, and gaming.  We expect our fiscal 2016 non-GAAP operating expenses to be approximately flat with fiscal 2015, excluding litigation costs, which are anticipated to be in the range of $70 million to $90 million as we defend our intellectual property.

Operating Income, OI&E, and Taxes

GAAP operating income for the first quarter was $176 million, up 17 percent from a year earlier, reflecting revenue growth from higher margin GPU products and contained operating expenses.

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other gains and losses. OI&E for the quarter included $12 million of interest expense primarily associated with our convertible debt, $9 million of interest income from our investment portfolio and $1 million of other expense.

For the first quarter, our GAAP effective tax rate was 22 percent and our non-GAAP effective tax rate was 20 percent. Our effective tax rates for the quarter increased from the prior year as the U.S. federal R&D tax credit was not reinstated for 2015.

Net Income and EPS

For the first quarter, GAAP net income was $134 million, down 2 percent from a year earlier, driven by increased operating profit from strong revenue and margins, offset by the higher effective tax rate in the current quarter and a gain on an investment in the prior year’s first quarter. GAAP earnings per diluted share of $0.24 was equal to that in the year-ago quarter. GAAP net income was down 31 percent and earnings per share were down $0.11 per diluted share from the previous quarter, related to the seasonal decline in revenue as operating expenses remained flat.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the first quarter were $4.79 billion, compared with $4.62 billion at the end of the prior quarter, reflecting overall cash generation partially offset by the quarterly cash dividend and stock repurchases within the quarter.

During the first quarter, we paid $46 million in cash dividends and repurchased 2.4 million shares. As a result, we returned an aggregate of $99 million to shareholders.

Today, we announced a 15 percent increase in the quarterly cash dividend to $0.0975 per share  from $0.085 per share. We also announced an increase in our intended return to shareholders in fiscal 2016 to $800 million from the previously stated $600 million, through quarterly cash dividends and share repurchases. Further, our board of directors has extended the previously authorized repurchase program through December 2018 and authorized an additional $1.62 billion, for an aggregate of $2.00 billion available for repurchase.

Accounts receivable at the end of the quarter were $455 million, down from $474 million in the prior quarter. The sequential decrease was primarily due to the seasonal revenue decline. DSO at quarter-end was 36 days, up from 34 days in the prior quarter and 33 days in the first quarter of fiscal 2015.

Inventory at the end of the quarter was $438 million, down from $483 million in the prior quarter, and up from $393 million a year earlier. The sequential decrease is in line with managing to the seasonality of consumer products. DSI at quarter-end was 80 days, flat from the prior quarter and up from 72 days in the prior year.

Cash flow from operating activities was $246 million, down from $443 million in the prior quarter, and up from $151 million a year earlier. The sequential decrease was primarily due to the sequential decline in net income and the annual Intel license payment we received last quarter, partially offset by changes in working capital. The increase from a year-earlier was primarily due to changes in working capital.

Free cash flow was $216 million in the first quarter, compared with $412 million in the previous quarter and $122 million a year earlier.

Depreciation and amortization expense for the first quarter amounted to $54 million. Capital expenditures were $30 million.

We plan to break ground on our new Santa Clara, California campus in the second quarter of fiscal 2016. We expect the total costs for this project to be in the range of $365 million to $380 million and we plan to obtain financing for it.

Second Quarter Outlook

Our outlook for the second quarter of fiscal 2016 is as follows:

•	Revenue is expected to be $1.01 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 55.7 percent and 56.0 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $474 million; non-GAAP operating expenses are expected to be approximately $425 million.

•	GAAP and non-GAAP tax rates for the second quarter of fiscal 2016 are expected to be 23 percent and 21 percent, respectively, plus or minus one percent.

•
The above GAAP outlook amounts exclude restructuring charges, which are expected to be in the range of $100 million to $125 million, primarily during fiscal 2016. These charges will consist of severance and other employee termination benefits, tax expense items, and other costs associated with the wind-down, if we are unable to sell the modem operations.

•	Capital expenditures are expected to be approximately $35 million to $45 million.

______________

For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, acquisition-related costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: continued strength in PC gaming; Quadro delivering industry leading graphics and rendering performance; the timing of the wind-down of the Icera modem operations; our openness to a sale of the technology or operations; the amount, timing and composition of estimated restructuring charges; the impact timing and amount of the Icera wind-down or sale; our investment in our growth initiatives of deep learning, self-driving cars and gaming; the amount of non-GAAP operating expenses in fiscal 2016; the amount of litigation costs; our intended return to shareholders in fiscal 2016 of $800 million; the timing of breaking ground on our new campus; total costs for our new campus; our plans to obtain financing for our new campus; our financial outlook for the second quarter of fiscal 2016; and our tax rates for the second quarter of fiscal 2016 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal period ended January 25, 2015. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2015 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GTX, Quadro, Tegra, Tesla, Icera, Maxwell, and SHIELD are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 26,	January 25,	April 27,
	2015	2015	2014

GAAP gross profit	$653	$700	$604
GAAP gross margin	56.7%	55.9%	54.8%
Stock-based compensation expense included in cost of revenue (A)	2	3	3
Non-GAAP gross profit	$655	$703	$607
Non-GAAP gross margin	56.9%	56.2%	55.1%

GAAP operating expenses	$477	$468	$453
Stock-based compensation expense included in operating expense (A)	(43)	(39)	(33)
Acquisition-related costs (B)	(9)	(9)	(9)
Non-GAAP operating expenses	$425	$420	$411

GAAP other income (expense), net	$(4)	$(3)	$12
Gains and losses from non-affiliated investments	—	—	(17)
Interest expense related to amortization of debt discount	7	7	7
Non-GAAP other income (expense), net	$3	$4	$2

GAAP net income	$134	$193	$137
Total pre-tax impact of non-GAAP adjustments	63	58	35
Income tax impact of non-GAAP adjustments	(10)	(10)	(6)
Non-GAAP net income	$187	$241	$166

Diluted net income per share
GAAP	$0.24	$0.35	$0.24
Non-GAAP	$0.33	$0.43	$0.29

Weighted average shares used in diluted net income per share computation
GAAP	568	557	570
Anti-dilution impact from Note Hedge (C)	(6)	—	—
Non-GAAP	562	557	570

Metrics:
GAAP net cash provided by operating activities	$246	$443	$151
Purchase of property and equipment and intangible assets	(30)	(31)	(29)
Free cash flow	$216	$412	$122

(A) Excludes stock-based compensation as follows:
	Three Months Ended
	April 26,	January 25,	April 27,
	2015	2015	2014
Cost of revenue	$2	$3	$3
Research and development	$27	$24	$21
Sales, general and administrative	$16	$15	$12

(B) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(C) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2016 Outlook
GAAP gross margin	55.7%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	56.0%

Q2 FY2016 Outlook
(In millions)

GAAP operating expenses	$474
Stock-based compensation expense and acquisition-related costs	(49)
Non-GAAP operating expenses	$425